Exhibit 1

CONTANGO ORE, INC.

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (this “Agreement”) is made as of September 18, 2015 by and between Contango ORE, Inc., a Delaware corporation (the “Company”), and Brad Juneau (the “Participant”). Unless otherwise defined herein, capitalized terms used in this Agreement shall have the same meaning ascribed to them in the 2010 Equity Compensation Plan (the “Plan”).

WHEREAS, the Participant serves as an employee of the Company and the Participant’s continued service in such employee capacity is considered by the Company to be important for the Company’s continued growth and financial success; and

WHEREAS, the Board has determined it appropriate to award the Participant shares of the Company’s common stock under the Plan, in furtherance of the purposes of the Plan by providing the Participant with a meaningful incentive to remain as an employee and by securing other benefits for the Company; and

WHEREAS, the Company desires to confirm such stock award and to set forth the terms and conditions of such award, and the Participant desires to accept such award and agree to the terms and conditions thereof, as set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Stock Award. The Company hereby awards and issues to the Participant Forty-five Thousand (45,000) of the Company’s common stock (the “Issued Shares”) under and pursuant to the Plan, effective as of September 18, 2015 (the “Grant Date”) based on the closing price of September 17, 2015 of $4.75 per share. The Issued Shares are unvested and subject to forfeiture pursuant to the terms of this Agreement (the “Restricted Stock”) and are hereby awarded to the Participant in consideration of the continued Board service the Participant is to render the Company over the vesting period set forth in Section 3 of this Agreement. The Restricted Stock is subject to all of the applicable terms and conditions set forth in this Agreement and the Plan, including the transfer restrictions set forth in Section 4 and the escrow requirements of Section 5.

2. Participant’s Rights. Subject to the terms hereof, the Participant shall have all stockholder rights with respect to all of the Issued Shares subject to this Agreement, whether or not those shares are at the time held in escrow hereunder, including (without limitation) the right to vote those shares and to receive any cash dividends declared thereon.

3. Vesting Schedule. . The Participant shall vest in the Restricted Stock in a series of three (3) successive equal installments, with the first installment to be made on September 18, 2015 and two (2) annual installments to be made upon the Participant’s completion of each twelve (12)-month period of continued employee status with the Company over the twenty-four (24)-month period measured from September 18, 2015; provided, however, if at any time there occurs a Change of Control as defined in the Plan, any Restricted Stock that shall not have vested at such time will immediately become vested.

4. Restriction on Transfer of Restricted Stock. Except for the escrow described in Section 5 or the transfer of the shares of Restricted Stock to the Company or its assignees in accordance with the terms of this Agreement, none of the shares of Restricted Stock subject to this Agreement or any beneficial interest therein shall be transferred, encumbered or otherwise disposed of in any way until such shares vest and are thereby released from all forfeiture provisions in accordance with the provisions of this Agreement.

5. Restricted Stock Escrow. As security for the faithful performance of the terms of this Agreement with respect to the Restricted Stock and to insure the availability of such Restricted Stock for delivery to the Company upon forfeiture pursuant to the vesting provisions set forth in Section 3, the Participant agrees to deliver to and deposit with the secretary of the Company, or such other person designated by the Company (the “Escrow Agent”), as Escrow Agent in this transaction, a stock assignment duly endorsed (with date and number of shares blank) in the form attached hereto as Exhibit A, together with the certificate or certificates evidencing the shares of Restricted Stock; said documents are to be held by the Escrow Agent and delivered by said Escrow Agent pursuant to the Joint Escrow Instructions of the Company and the Participant set forth in Exhibit B attached hereto, which instructions shall also be delivered to the Escrow Agent. Subject to the provisions of this Agreement and the Joint Escrow Instructions, the Participant shall have all rights and privileges of a shareholder of the Company with respect to the Restricted Stock deposited in said escrow.

6. Investor Representations. Participant represents that he/she is acquiring the Issued Shares for his/her own account for investment and has no present intent to resell or distribute all or any portion of the Issued Shares. Participant agrees that the Issued Shares will be sold or otherwise disposed of only in accordance with applicable federal and state statutes, rules and regulations.

7. Legends.

A. The share certificate evidencing the Restricted Stock issued hereunder shall be endorsed with the following legend (in addition to any legend required under applicable state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND FORFEITURE PROVISIONS AS SET FORTH IN THAT CERTAIN RESTRICTED STOCK AWARD AGREEMENT BETWEEN THE COMPANY AND THE PARTICIPANT, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY, AND, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NO SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION OF THESE SHARES SHALL BE VALID OR EFFECTIVE UNLESS MADE IN COMPLIANCE WITH ALL OF THE TERMS AND CONDITIONS OF SUCH AGREEMENT.

8. Adjustment. All references to the number of Issued Shares in this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend, recapitalization or other similar change in the outstanding shares of the Company’s outstanding common stock effected with the Company’s receipt of the consideration that may occur after the date of this Agreement as set forth in the Plan. Any new, substituted or additional securities or other property (including cash paid on the shares of Restricted Stock other than as a regular cash dividend) which is distributed with respect to the Issued Shares pursuant to the Plan shall be immediately subject to the applicable transfer restrictions under Section 4 or Section 6 and the applicable escrow requirements under Section 5 or Section 6, but only to the extent the Issued Shares are at the time covered by such restrictions or escrow requirements.

9. Tax Consequences. The Participant understands that under Section 83 of the Code, the fair market value of the shares of Restricted Stock on the date the forfeiture restrictions applicable to those shares lapse will be reportable as ordinary income at that time. The Participant understands that the Participant may elect to be taxed at the time the shares of Restricted Stock are issued and thereby recognize ordinary income equal to the fair market value of those shares at the time of issuance, rather than when those shares of Restricted Stock subsequently vest and cease to be subject to forfeiture restrictions. Should the Participant decide to make such election, the Participant must file the requisite election form under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the issuance date of the Restricted Stock. The form for making this election is attached hereto as Exhibit D. Participant understands that failure to make this filing within the thirty (30) day period will result in the recognition of ordinary income by the Participant as the forfeiture restrictions lapse.

In the event that the Participant files, under Section 83(b) of the Code, an election to be taxed upon the issuance of the Restricted Stock and recognize ordinary income on the issuance date of the Restricted Stock, the Participant shall at the time of such filing notify the Company of the making of such election and furnish a copy of the notice to the Company.

THE PARTICIPANT ACKNOWLEDGES THAT IT IS PARTICIPANT’S SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER SECTION 83(b), EVEN IF PARTICIPANT REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON PARTICIPANT’S BEHALF. PARTICIPANT IS RELYING SOLELY ON PARTICIPANT’S ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE AN 83(b) ELECTION.

The Participant shall make arrangements satisfactory to the Company, or, in the absence of such arrangements, the Company or any Parent or Subsidiary may deduct from any payment to be made to Participant any amount necessary, to satisfy requirements of federal, state, local, or foreign tax law to withhold taxes or other amounts with respect to the issuance of the Restricted Stock or the expiration of the forfeiture provisions applicable to the Restricted Stock.
The Vested at Issuance Shares shall result in the Participant’s immediate recognition of ordinary income, at the time of such issuance, in an amount equal to the fair market value of the those shares on the issuance date. The Participant shall make arrangements satisfactory to the Company to satisfy all applicable requirements of federal, state, local, or foreign tax law to withhold taxes or other amounts with respect to the Vested at Issuance Shares.

10. No Impairment of Rights. Nothing contained in this Agreement shall be deemed to interfere with or otherwise restrict the rights of the Company or the Company’s stockholders to remove the Participant from the Board at any time in accordance with the provisions of applicable law.

11. Indemnification. The Participant agrees to hold harmless and indemnify the Company for any and all liabilities resulting to it through violation by the Participant of the warranties and representations made by the Participant in, and other provisions of, this Agreement.

12. Termination. This Agreement, and the respective rights and obligations of the Participants hereto, shall terminate upon the earliest to occur of the following: (i) the expiration of ten (10) years from the date of this Agreement; or (ii) the agreement among the parties hereto to terminate the Agreement.

13. General Provisions.
(a) This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of Delaware.

(b) Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to the Participant at his address shown on the Company's records and to the Company at the address of its principal corporate offices (attention: President) or at such other address as such party may designate by ten (10) days' advance written notice to the other party hereto.

Any notice to the Escrow Agent shall be sent to the Company’s address with a copy to the other party hereto.

(c) The rights of the Company under this Agreement shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of the Participant under this Agreement may not be assigned; however, such rights and obligations shall inure to the benefit of, and be binding upon, the heirs, executors, administrators of the Participant’s estate.

(d) Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, nor prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted both parties hereunder are cumulative and shall not constitute a waiver of either party’s right to assert any other legal remedy available to it.

(e) The Participant agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

(f) The Issued Shares have been awarded to the Participant under the Plan, a copy of which, together with official prospectus for such Plan, has been previously provided to the Participant. All of the terms, conditions, and other provisions of the Plan are hereby incorporated by reference into this Agreement. If there is any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern. The Participant hereby acknowledges such prior receipt of a copy of the Plan and the prospectus for the Plan and agrees to be bound by all the terms and provisions of this Agreement and the Plan (as presently in effect or hereafter amended), rules and regulations adopted from time to time thereunder, and by all decisions and determinations of the Board and the Committee made from time to time thereunder.

(g) Captions in this Agreement are for convenience of reference only and shall not be considered in the construction hereof. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any requirement of time made hereinabove shall be of the essence of this Agreement.

(h) The Participant agrees to take any action the Company reasonably deems necessary in order to comply with federal and state laws, or the rules and regulations of the National Association of Securities Dealers, Inc. (the “NASD”) or any stock exchange or quotation system, or any other obligation of the Company or the Participant relating to the Issued Shares or this Agreement.

(i) This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties. This Agreement and the Plan constitute the entire agreement between the parties with respect to the Issued Shares, and supersede any prior agreements or documents with respect thereto. No amendment, alteration, suspension, discontinuation, or termination of this Agreement, which may impose any additional obligation upon the Company or materially impair the rights of the Participant with respect to the Issued Shares, shall be valid unless in each instance such amendment, alteration, suspension, discontinuation, or termination is expressed in a written instrument duly executed in the name and on behalf of the Company and by the Participant.

* * *

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first written above.

PARTICIPANT

/s/ Brad Juneau	45,000
Signature	Number of Shares

Brad Juneau
Print Name

CONTANGO ORE, INC.

By: /s/ Leah Gaines
Name: Leah Gaines

Title: Vice President and Chief Financial Officer

Exhibit A

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED [___________________] hereby sells, assigns and transfers unto Contango ORE, Inc., a Delaware corporation (the “Company”), _____________ (_______________) shares of Common Stock of the Company standing in my name on the books of said Company represented by Certificate No. [____] herewith and does hereby irrevocably constitute and appoint [________________] Attorney to transfer the said stock on the books of the within named Company with full power of substitution in the premises.

Dated:

Signature

Print Name

Exhibit B

JOINT ESCROW INSTRUCTIONS

[Address]
Dear __________________:

As Escrow Agent for both Contango ORE, Inc., a Delaware corporation (the “Company”), and the undersigned owner of stock of the Company (the “Participant”), you are hereby authorized and directed to hold the Restricted Stock identified on Appendix 1 hereto, delivered to you pursuant to the terms of that certain Restricted Stock Award Agreement (the “Agreement”), dated as of ____________, 200__ to which a copy of these Joint Escrow Instructions is attached as Exhibit B, in accordance with the following instructions:

1. In the event the Participant forfeits any of the Restricted Stock pursuant to Section 3 of the Agreement, the Company or any assignee of the Company (referred to collectively for convenience herein as the “Company”) shall give to the Participant and you a written notice specifying the number of shares of Restricted Stock that revert to the Company. The Participant and the Company hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.

2. At the closing, you are directed (a) to complete and date the stock assignments necessary for the transfer in question, and (b) to deliver such stock assignment, together with the certificate evidencing the shares of stock to be transferred, to the Company. Should any additional shares, securities or other property become distributable with respect to the escrowed Restricted Stock by reason of one or more transactions set forth in Section 9 of the Agreement, such shares, securities or other property shall be immediately delivered to you as Escrow Agent to be held in escrow pursuant to the terms of this Agreement, and the stock certificates for such shares and securities shall be accompanied by stock assignments duly executed by the Participant.

3. The Participant irrevocably authorizes the Company to deposit with you any certificates evidencing shares of stock to be held by you hereunder and any additions and substitutions to said shares as defined in the Agreement. The Participant does hereby irrevocably constitute and appoint you as his attorney-in-fact and agent for the term of this escrow to execute with respect to such securities all documents necessary or appropriate to make such securities negotiable and to complete any transaction herein contemplated. Subject to the provisions of this Section 3, the Participant shall have and be entitled to exercise all rights and privileges of a stockholder of the Company while the stock is held by you.

4. Upon written request of the Participant, you will deliver to the Participant a certificate or certificates representing so many shares of Restricted Stock (together with any other shares, securities or other property attributable thereto) as are not then subject to the forfeiture restrictions set forth in Section 4 of the Agreement. In the absence of such request, the certificates for the shares of Restricted Stock (together with any other shares, securities or other property attributable thereto) which vest from time to time under the Agreement shall be delivered to the Participant on the six (6)-month anniversary of the date on which those particular shares vest under the Agreement.

5. If at the time of termination of this escrow you should have in your possession any documents, securities, or other property belonging to the Participant, you shall deliver all of the same to the Participant and shall be discharged of all further obligations hereunder.

6. Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

7. You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for the Participant while acting in good faith and in the exercise of your own good judgment, and any act done or omitted by you pursuant to the advice of an attorney shall be conclusive evidence of such good faith.

8. You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

9. You shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

10. You shall not be liable for the outlawing of any rights under the Statute of Limitations with respect to these Joint Escrow Instructions or any documents deposited with you.

11. You shall be entitled to employ such legal counsel and other experts as you may deem necessary properly to advise you in connection with your obligations hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor.

12. Your responsibilities as Escrow Agent hereunder shall terminate if you shall cease to be secretary of the Company or if you shall resign by written notice to each party. In the event of any such termination, the Company shall appoint a successor Escrow Agent.

13. If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

14. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held by you hereunder, you are authorized and directed to retain in your possession without liability to anyone all or any part of said securities until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

15. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by ten days' advance written notice to each of the other parties hereto.

Very truly yours,

CONTANGO ORE, INC.

By:
Name:
Title:

PARTICIPANT

Signature

Print Name

The Escrow Agent, by affixing its signature below, hereby acknowledges receipt of the Restricted Stock described in Appendix 1 hereto and agrees to hold, administer and dispose of the Restricted Stock in accordance with the terms, conditions and instructions of this Agreement and any amendments thereto.

ESCROW AGENT

Signature

Print Name

Appendix 1

JOINT ESCROW INSTRUCTIONS

Restricted Stock

The Restricted Stock deposited in Escrow pursuant to this Escrow Agreement consists of the following:

_______________(___________) shares of Common Stock of Contango ORE, Inc., represented by Certificate No. [_____], dated _____________, 200__.

EXHIBIT C

CONSENT OF SPOUSE

I, ____________________, being the spouse of ___________________ have read and understand and hereby approve that certain Restricted Stock Award Agreement dated as of ______________, 20__ by and between the Company and my spouse, and any amendments thereto, subjecting my spouse’s shares to certain (i) restrictions upon transfer and (ii) forfeiture provisions upon cessation of service as a member of the Company’s Board of Directors prior to vesting in those shares. Without limiting the generality of the foregoing, I specifically waive any and all rights concerning the Restricted Stock Award and the shares of the Company that I have or may have (including, but not limited to, equitable distribution rights) under the laws of any jurisdiction, including, but not limited to, the right to claim or accept any portion of the shares of the Company.
Dated: , 20__

Signature of Spouse

Print Name

EXHIBIT D

FORM OF ELECTION UNDER SECTION 83(B)
OF THE INTERNAL REVENUE TAX CODE

The undersigned hereby elects to include value of restricted property in gross income in the year of transfer pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1. The name, address and taxpayer identification number of the undersigned are:

Name: ________________________________
Street: ______________________________
City, State, Zip: _______________________________
Taxpayer I.D. No.: __________________

2. Description of property with respect to which the election is being made:

3. The date on which property was transferred - _September 18, 2015.

The taxable year to which this election relates is calendar year 2015.

4. The nature of the restriction(s) to which the property is subject is:

If the taxpayer ceases services as a member of the Company’s Board of Directors (the “Board”) prior to vesting in one or more of the shares of Common Stock, then those unvested shares will be forfeited. The shares of Common Stock will vest and cease to be subject to forfeiture in a series of three (3) successive equal installments, with the first of three installments vesting immediately on September 18, 2015, and the other two installments vesting upon the taxpayer’s completion of each year of service to the Company over the two (2)-year period measured from September 18, 2015.

The Common Stock is subject to transfer restrictions in the taxpayer’s hands by virtue of language to that effect stamped on the stock certificate.

5. Fair market value:

The fair market value at time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the Common Stock with respect to which this election is being made is $4.75 per share.

6. Amount paid for property:

The taxpayer paid $0 per share of Common Stock.

7. Furnishing statement to employer:

A copy of this statement has been furnished to the Company.

Dated: __________________

Signature

Print Name